NEWS UPDATE
Contact:
Colleen Clements
LaBarge, Inc. 314-997-0800, ext. 409
colleen.clements@labarge.com

LaBARGE, INC. REPORTS SHARPLY HIGHER SALES AND EARNINGS FOR

SECOND QUARTER AND FIRST HALF OF FISCAL 2007

Company Achieves Quarterly Record Sales and Earnings;

Q2 Sales Increased 26 Percent;

Q2 Net Earnings Increased 20 Percent;

Backlog Remained Strong at $209 million

ST. LOUIS, February 1, 2007 . . . . . LaBarge, Inc. (AMEX: LB) today reported sharply higher sales and earnings for the second quarter and first half of fiscal 2007 ended December 31, 2006, versus the comparable periods a year earlier.

Fiscal 2007 second-quarter net sales were $60,820,000, up 26 percent from $48,147,000 in the fiscal 2006 second quarter. Fiscal 2007 second-quarter net earnings increased 20 percent to $3,197,000, or $.20 per diluted share, compared with $2,663,000, or $.17 per diluted share, in the fiscal 2006 second quarter.

For the six months ended December 31, 2006, net sales were $110,720,000, up 26 percent from $87,786,000 in the fiscal 2006 first half. Fiscal 2007 first-half net earnings increased 19 percent to $5,608,000, or $.35 per diluted share, compared with $4,693,000, or $.29 per diluted share, in the fiscal 2006 first half.

Craig LaBarge, chief executive officer and president, commented, "LaBarge had an outstanding second quarter, achieving record sales and earnings while bookings and backlog remained quite strong."

Gross margin in the fiscal 2007 second quarter was 20.6 percent, compared with 21.7 percent in the fiscal 2006 second quarter and 21.4 percent in the first quarter of fiscal 2007. Typically, LaBarge's gross margins run in a range of 20 percent to 23 percent, with the margins varying primarily based on the mix of shipments during the period.

Selling and administrative expense declined as a percentage of sales to 11 percent in the fiscal 2007 second quarter, compared with 12 percent a year earlier. In actual dollars, fiscal 2007 second-quarter selling and administrative expense increased 17 percent from the fiscal 2006 second quarter, in contrast to the 26 percent increase in sales volume. Interest expense in the fiscal 2007 second quarter was $564,000, compared with $449,000 in the year-ago period, and down from $651,000 in the current year's first quarter. The increase in interest expense from last year's second quarter reflected both higher interest rates and a higher average level of short-term borrowings in the current year's second quarter. The decline from the first quarter of the current fiscal year reflected a reduction in debt.

Cash flow from operations was $2,926,000 in the fiscal 2007 second quarter, compared with a negative $6,717,000 in the fiscal 2006 second quarter, and versus a positive $10,360,000 in the current year's first quarter. As a result of the strong cash flow, total debt at December 31, 2006 was $32,032,000, down 10 percent from $35,432,000 a year ago, and down 23 percent from $41,668,000 at July 2, 2006. Stockholders' equity at December 31, 2006 was $70,920,000, up 19 percent from $59,698,000 a year earlier and up 9 percent from $64,834,000 at July 2, 2006.

"The growth in this year's second-quarter sales versus the same period a year ago was the result of increased shipments to customers in a variety of market sectors, with the largest dollar increases coming from the government systems, natural resources and commercial aerospace markets," said Mr. LaBarge.

"The largest contributor to fiscal 2007 second-quarter revenues was shipments to defense customers, which accounted for 31 percent of fiscal 2007 second-quarter sales, compared with 41 percent in the year-ago period. In actual dollars, current-year sales from the defense market sector declined 3 percent from last year's second quarter.

"Shipments to natural resources customers represented 24 percent of fiscal 2007 second-quarter sales, compared with 25 percent in the fiscal 2006 second quarter. Actual sales dollars from this sector climbed 22 percent in the fiscal 2007 second quarter compared with the year-ago period due to higher sales to both oil-and-gas and mining customers.

"Shipments to industrial customers were 14 percent of second-quarter sales in fiscal 2007, compared with 15 percent in the comparable period in fiscal 2006. In actual dollars, current-year industrial sales were up 20 percent from last year's second quarter. LaBarge's customers in the industrial market sector do business in the glass packaging, specialized instrumentation and semiconductor industries, as well as other industrial markets.

"Shipments to government systems customers represented 14 percent of fiscal 2007 second-quarter sales, compared with 9 percent in the year-ago period. Actual sales dollars from this sector climbed 98 percent in the fiscal 2007 second quarter compared with the year-ago period, largely as a result of increased shipments of postal automation and airport security equipment.

"The balance of second-quarter revenues was attributable to customers in a variety of other market sectors, including:

  Commercial aerospace - 11 percent in fiscal 2007 versus 5 percent in fiscal 2006; and
  Medical - 2 percent in fiscal 2007 versus 1 percent in fiscal 2006.

"Bookings of new business remained strong during the second quarter with the largest contributions coming from the defense, commercial aerospace and natural resources market sectors. Backlog ended the second quarter at a robust $209,386,000, up 17 percent from $179,008,000 a year earlier and down only 1 percent from $211,770,000 at October 31, 2006," said Mr. LaBarge.

Outlook

Mr. LaBarge concluded, "We believe LaBarge remains very well positioned for continued year-over-year expansion in sales and earnings for the remainder of the 2007 fiscal year based on the strength of our backlog, the pipeline of new business opportunities and the currently strong business climate in many of the markets we serve."

Today's Conference Call Webcast

Today, at 11 a.m. Eastern time, LaBarge will host a live audio webcast of its discussion with the investment community regarding financial results for the Company's fiscal 2007 second quarter. The webcast can be accessed on the Internet through http://viavid.net/dce.aspx?sid=000039D9 and the investor relations calendar area of http://www.labarge.com. Following the live discussion, a replay of the webcast will be available at the same locations on the Internet.

About LaBarge, Inc.

LaBarge, Inc. is a broad-based provider of electronics to technology-driven companies in diverse industrial markets. The Company provides its customers with sophisticated electronic and electromechanical products through contract design and manufacturing services. Headquartered in St. Louis, LaBarge has operations in Arkansas, Missouri, Oklahoma, Pennsylvania and Texas. The Company's Web site address is http://www.labarge.com .

Statements contained in this release relating to LaBarge, Inc. that are not historical facts are forward-looking statements within the meaning of the federal securities laws. Matters subject to forward-looking statements are subject to known and unknown risks and uncertainties, including economic, competitive and other factors that may cause LaBarge or its industry's actual results, levels of activity, performance and achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Important factors that could cause LaBarge's actual results to differ materially from those projected in, or inferred by, forward-looking statements are (but are not necessarily limited to) the following: the impact of increasing competition or deterioration of economic conditions in LaBarge's markets; cutbacks in defense spending by the U.S. Government; loss of one or more large customers; LaBarge's ability to replace completed and expired contracts on a timely basis; LaBarge's ability to integrate recently acquired businesses; the outcome of litigation LaBarge may be party to; increases in the cost of raw materials, labor and other resources necessary to operate LaBarge's business; the availability, amount, type and cost of financing for LaBarge and any changes to that financing; and other factors summarized in our reports filed from time to time with the Securities and Exchange Commission. Given these uncertainties, undue reliance should not be placed on the forward-looking statements. Unless otherwise required by law, LaBarge disclaims any obligation to update any forward-looking statements or to publicly announce any revisions thereto to reflect future events or developments.

(Financial tables follow)

LaBarge, Inc.

Consolidated Statements of Income (Unaudited)

(amounts in thousands, except per-share amounts)

	Three Months Ended		Six Months Ended

	December 31,	January 1,	December 31,	January 1,
	2006	2006	2006	2006

Net sales	$60,820	$48,147	$110,720	$87,786

Costs and expenses:
Cost of sales	48,314	37,680	87,557	67,821
Selling and administrative expense	6,800	5,835	12,791	11,460
Interest expense	564	449	1,215	853
Other expense and (income), net	(64)	(114)	(20)	(146)

Earnings before income taxes	5,206	4,297	9,177	7,798
Income tax expense	2,009	1,634	3,569	3,105

Net earnings	$3,197	$2,663	$5,608	$4,693

Basic net earnings per common share:
Basic net earnings	$0.21	$0.18	$0.37	$0.31

Average common shares outstanding	15,112	15,149	15,116	15,116

Diluted net earnings per share:
Diluted net earnings	$0.20	$0.17	$0.35	$0.29

Average diluted common shares outstanding	16,008	16,056	16,040	16,065

LaBarge, Inc.
Consolidated Balance Sheets
(amounts in thousands, except share amounts)

	December 31, 2006	July 2, 2006

	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,535	$947
Accounts and other receivables, net	27,940	29,759
Inventories	57,055	53,819
Prepaid expenses	1,129	1,743
Deferred tax assets, net	1,278	1,395

Total current assets	88,937	87,663

Property, plant and equipment, net	20,976	20,453
Intangible assets, net	2,361	2,743
Goodwill, net	24,292	24,292
Other assets, net	5,436	5,199

Total assets	$142,002	$140,350

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings	$12,350	$19,475
Current maturities of long-term debt	6,301	5,791
Trade accounts payable	19,089	15,714
Accrued employee compensation	9,141	7,783
Other accrued liabilities	1,996	1,961
Cash advances	6,571	5,395

Total current liabilities	55,448	56,119

Long-term advances from customers for purchase of materials	2,219	2,760
Deferred tax liabilities, net	-	235
Long-term debt	13,381	16,402

Stockholders' equity:
Common stock, $.01 par value. Authorized 40,000,000 shares; 15,773,253 issued at December 31, 2006 and July 2, 2006, including shares in treasury	158	158
Additional paid-in capital	15,909	15,185
Retained earnings	58,040	52,431
Accumulated other comprehensive loss	(53)	--
Less cost of common stock in treasury, shares of 537,867 at December 31, 2006 and 606,262 at July 2, 2006	(3,100)	(2,940)

Total stockholders' equity	70,954	64,834

Total liabilities and stockholders' equity	$142,002	$140,350

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